As filed with the Securities and Exchange Commission on September 22, 2011

Registration No. 333–

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

______________________________

FORM F-10
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933
______________________________

NEPTUNE TECHNOLOGIES & BIORESSOURCES INC.
(Exact name of Registrant as specified in its charter)

Quebec	2836	Not Applicable
(Province or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification No.,
incorporation or organization)	Classification Code Number)	if applicable)

225 Promenade du Centropolis
Suite 200
Laval, Quebec,
Canada H7T 3B3
(450) 687-2262
(Address and telephone number of Registrant’s principal executive offices)
______________________________

CT Corporation System
111 Eighth Avenue, New York, NY 10011
(450) 687-2262
(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)
______________________________

Copies to:

Henri Harland Neptune Technologies & Bioressources Inc. 225 Promenade du Centropolis, Suite 200 Laval, Quebec, Canada H7T 3B3 (450) 687-2262	Christopher J. Cummings Paul, Weiss, Rifkind, Wharton & Garrison LLP 77 King Street West, Suite 3100 Toronto, Ontario, Canada M5K 1J3 (416) 504-0520

______________________________

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

Province of Quebec, Canada
(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box)

A.     [    ] upon filing with the Commission pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.      [ X ] at some future date (check the appropriate box below):

1. [    ] pursuant to Rule 467(b) on (   ) at (   ) (designate a time not sooner than 7 calendar days after filing).

2. [    ] pursuant to Rule 467(b) on (   ) at (   ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (   ).

3. [ X ] pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4. [    ] after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. [ X ]

______________________________ CALCULATION OF REGISTRATION FEE
Title of each class	Amount to be	Proposed maximum	Proposed maximum
of securities to be registered	registered	offering price per unit(1)	aggregate offering price(2)	Amount of registration fee
Common Shares	2,722,222	$3.32	$9,037,777.04	$1,049.29
U.S. Warrants	680,556(3)	$2.75	$1,871,529.00	$217.28
Total				$1,266.57

(1)	Calculated in accordance with Rules 457(c) and 457(g) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Estimated solely for the purpose of calculating the registration fee.
(3)	Each whole warrant entitles the holder thereof to purchase one common share.

PART I

INFORMATION REQUIRED TO BE
DELIVERED TO OFFEREES OR PURCHASERS

This short form prospectus is a base shelf prospectus that has been filed under legislation in the Province of Québec that permits certain information about these securities to be determined after this prospectus has become final and that permits the omission from this prospectus of that information. Pursuant to relief granted by the securities regulatory authority of the Province of Québec, no prospectus supplement will be delivered to purchasers agreeing to purchase any of these securities. See “Exemptions from regulatory requirements”.

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise.

This short form prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities. Information has been incorporated by reference in this prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the secretary of the issuer at 225, Promenade du Centropolis, Suite 200, Laval, Québec, H7T 0B3, telephone: 1(888) 664-9166 and are also available electronically at www.sedar.com.

SHORT FORM BASE SHELF PROSPECTUS

Secondary Offering	September 22, 2011

NEPTUNE TECHNOLOGIES & BIORESSOURCES INC.
2,722,222 Common Shares
680,556 Warrants

This short form base shelf prospectus (the “Prospectus”) allows the periodic resale from time to time by the Selling Securityholders identified under the heading “Selling Securityholders” on page 6 of some or all of 2,722,222 of our common shares and 680,556 warrants (the “US warrants” or the “warrants”), currently held by the Selling Securityholders (the “offering”). Each whole warrant entitles the holder thereof to purchase one of our common shares at a price of US$ 2.75 per share at any time on or before 4:00 p.m. (EST) on October 27, 2012. In this Prospectus, we refer to the foregoing collectively as the “Registrable Securities.” This prospectus is being filed with the securities regulatory authority in the Province of Québec (the “Qualifying Jurisdiction”), in order to qualify the resale of the Registrable Securities in the United States.

The registration of the securities covered by this Prospectus does not necessarily mean that any of the securities will be offered or sold by the Selling Securityholders.

This Prospectus is part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission (the “SEC”). This Prospectus may be used by the Selling Securityholders in connection with resales of the Registrable Securities in the United States from time to time during the period that this Prospectus, including any amendments thereto, remains valid. See “Selling Securityholders”.

The Registrable Securities may be offered by the Selling Securityholders in negotiated transactions or otherwise, to or through underwriters or dealers purchasing as principal or directly to purchasers at varying prices determined at the time of the sale or at negotiated prices. In addition, the Registrable Securities may be offered from time to time through ordinary brokerage transactions on the TSXV or Nasdaq (as defined below). See “Plan of Distribution”.

This offering is made by the Selling Securityholders on securities of a Canadian issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States and Canada, to prepare this Prospectus in accordance with Canadian disclosure requirements. Prospective investors should be aware that such disclosure requirements are different from those of the United States. Our annual financial statements incorporated herein by reference have been prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”) and are subject to Canadian auditing and auditor independence standards and our interim financial report has been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board, and thus may not be comparable to financial statements of United States companies.

Prospective investors should be aware that the acquisition of the Registrable Securities may have tax consequences both in the United States and Canada. You should consult your own tax advisor prior to deciding to purchase the Registrable Securities.

The enforcement by investors of civil liabilities under the United States federal securities laws may be affected adversely by the fact that we are incorporated under the Business Corporation Act (Quebec), in Canada, that some or all of our officers and directors are residents of Canada and that a substantial portion of our assets and the assets of said persons are located outside the United States.

No underwriter has been involved in the preparation of, or has performed a review of, the contents of this Prospectus.

NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE REGISTRABLE SECURITIES, OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

We will not receive any of the proceeds from the resale of the Registrable Securities by the Selling Securityholders. We are responsible for registration expenses relating to this Prospectus, the Registration Statement (as defined below) filed with the SEC and the prospectus supplements (if any) filed in connection with this Prospectus, and the Selling Securityholders are responsible for all underwriting discounts and commissions, fees of underwriters, selling brokers, dealer managers and similar securities industry professionals, fees and expenses of counsel of the Selling Securityholders, fees and expenses of counsel for the underwriters and transfer taxes, if any.

This base shelf prospectus contains all material information pertaining to the resale of the Registrable Securities. Pursuant to relief granted by the securities regulatory authority of the Qualifying Jurisdiction, no prospectus supplement will be delivered to purchasers together with the base shelf prospectus in connection with resales under this Prospectus. See “Exemptions from regulatory requirements”.

Our common shares are currently listed and posted for trading on the TSX Venture Exchange, or the TSXV, under symbol “NTB” and on the Nasdaq Global Market, or Nasdaq, under the symbol “NEPT”. The closing price on September 21, 2011, the last trading day prior to the date of this Prospectus, was $3.45 for our common shares on the TSXV and US$3.44 on the Nasdaq. There is currently no market through which the warrants may be sold and purchasers may not be able to resell such warrants purchased under this Prospectus. This may affect the pricing of such warrants in the secondary market, the transparency and availability of trading prices, the liquidity of the warrants, and the extent of issuer regulation. See “Risk Factors”.

ii

The securities to be distributed under this Prospectus will be distributed, as applicable, at:

(i)	prices determined by reference to the prevailing price of a specified security in a specified market;

(ii)	market prices prevailing at the time of the sale; or

(iii)	prices to be negotiated with purchasers.

Unless otherwise stated or the context otherwise requires, as used in this Prospectus, the words “we,” “us,” “our,” “Neptune” or the “Corporation” refer to Neptune Technologies & Bioressources Inc. and its subsidiaries.

Investing in our securities involves risks. See “Risk Factors”.

Under applicable Canadian securities laws, the Selling Securityholders may, subject to certain exceptions, sell the Registrable Securities in Canada without the requirement to file a prospectus and, accordingly, this Prospectus does not qualify the resale of the Registrable Securities by the Selling Securityholders under applicable Canadian securities laws.

Pursuant to a decision of the AMF dated September 7, 2011, the Corporation was granted permanent relief from the requirement to prepare a French-language version of this Prospectus and any document incorporated by reference to which this Prospectus refers.

The Corporation’s head office is located at 225, Promenade du Centropolis, Suite 200, Laval, Québec, Canada, H7T 0B3.

Only the information contained or incorporated by reference in this Prospectus should be relied upon. The Corporation and the Selling Securityholders have not authorized any other person to provide you with different or inconsistent information, and you should not rely upon any such information. You should assume that the information appearing in this Prospectus is accurate as of the date on the front cover of this Prospectus. The Corporation’s business, financial condition, results of operations and prospects may have changed since that date. Neither the delivery of this Prospectus nor the registration of the Registrable Securities hereunder shall, under any circumstances, create any implication that there has been no change in the Corporation’s business or affairs since the respective dates as of which information is given in this prospectus.

This Prospectus summarizes certain documents and other information and you are referred to this documentation and other information for a more complete understanding of what is discussed in this Prospectus. In making an investment decision, you must rely on your own examination of the Corporation and the terms of the Registrable Securities, including the merits and risks involved.

The Corporation and the Selling Securityholders are not making any representation to any person acquiring the Registrable Securities regarding the legality of an investment in the Registrable Securities by such purchaser under any laws or regulations. You should not consider any information in this Prospectus to be legal, business or tax advice. You should consult your own attorney, accountant, business advisor and tax advisor for legal, business and tax advice regarding an investment in the Registrable Securities.

You must comply with all applicable laws and regulations in force in any applicable jurisdiction and you must obtain any consent, approval or permission required by you for the purchase, offer or resale of the Registrable Securities under the laws and regulations in force in the jurisdiction to which you are subject or in which you make such purchase, offer or resale, and the Corporation and the Selling Securityholders will not have any responsibility therefor.

iii

TABLE OF CONTENTS

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES	2
DOCUMENTS INCORPORATED BY REFERENCE	2
GENERAL MATTERS	3
FORWARD-LOOKING STATEMENTS	3
BUSINESS OF THE CORPORATION	4
RECENT EVENTS	4
CONSOLIDATED CAPITALIZATION	4
USE OF PROCEEDS	5
LISTING	5
DESCRIPTION OF SECURITIES BEING QUALIFIED	5
SELLING SECURITYHOLDERS	6
PLAN OF DISTRIBUTION	7
PRIOR SALES	8
TRADING PRICE AND VOLUME	10
RISK FACTORS	10
LEGAL MATTERS	11
INDEPENDENT AUDITORS	11
TRANSFER AGENT AND REGISTRAR	12
EXEMPTIONS FROM REGULATORY REQUIREMENTS	12
LIST OF DOCUMENTS FILED WITH THE SEC	12

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

We are a corporation organized under the laws of the province of Québec, Canada and most of our assets are located in, and most of our directors and most of our officers are residents of, Canada. As a result, it may be difficult for U.S. investors to effect service of process within the United States upon our directors or officers, or to realize in the United States upon judgments of courts of the United States predicated upon civil liability of such directors or officers under U.S. federal securities laws. We believe that a monetary judgment of a U.S. court predicated solely upon civil liability under such laws would likely be enforceable in Canada if the U.S. court in which the judgment was obtained had a basis for jurisdiction in the matter that was recognized by a Canadian court for such purposes. We cannot assure you that this will be the case. There is substantial doubt, however, whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon such laws.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of these documents may be obtained on request without charge from the Secretary of Neptune at 225, Promenade du Centropolis, Suite 200, Laval, Québec, H7T 0B3, telephone: 1 (888) 664-9166 and are also available electronically on SEDAR at www.sedar.com.

The following documents have been filed by Neptune with the securities regulatory authority in the Qualifying Jurisdiction and are specifically incorporated by reference into and form an integral part of this Prospectus:

a.	the annual information form of Neptune dated May 27, 2011, for the year ended February 28, 2011 (the “AIF”);

b.

the audited consolidated financial statements of Neptune as at and for the financial years ended February 28, 2011 and 2010, prepared in accordance with Canadian GAAP, together with the notes thereto and the auditors’ report thereon;

c.

the unaudited consolidated financial statements of Neptune as at May 31, 2011 and for the three- month periods ended May 31, 2011 and 2010 and as at March 1, 2010, prepared in accordance with IFRS, with the exception of the notice on the page preceding page 1 of such financial statements stating: “These interim financial statements have not been reviewed by an auditor”;

d.	the management’s discussion and analysis of financial condition and results of operations of Neptune as at and for the financial year ended February 28, 2011;

e.	the management’s discussion and analysis of financial condition and results of operations of Neptune as at and for the three-month period ended May 31, 2011;

f.

the material change report of Neptune dated September 22, 2011, relating to Neptune entering into a Memorandum of Understanding (the “MOU”) with Shanghai KaiChuang Deep Sea Fisheries Co. (“SKFC”), Ltd. for the manufacturing and commercialization of Neptune’s krill products in Asia;

g.

the material change report of Neptune dated May 13, 2011 relating to the completion of a private placement of approximately CDN$12,400,000 through the offering of US and Canadian units of Neptune at a price of US$2.25 and CAN$2.15 and per unit, respectively;

h.	the material change report of Neptune dated April 4, 2011 relating to the listing of Acasti Pharma Inc. class A common shares on the TSX Venture Exchange; and

i.	the management proxy circular of Neptune dated May 27, 2011 (the “Information Circular”).

Any documents of the type referred to in the preceding paragraph, or required to be incorporated by reference herein pursuant to National Instrument 44-101 – Short Form Prospectus Distributions, including annual information forms, information circulars, annual and interim financial statements and related management’s discussion and analysis, material change reports (excluding confidential reports, if any), business acquisition reports, updated earnings coverage ratio information, as well as all prospectus supplements disclosing additional or updated information, filed by the Corporation with the applicable securities regulatory authorities subsequent to the date of this Prospectus shall be deemed to be incorporated by reference in this Prospectus. Any similar document filed or furnished by the Corporation to the SEC pursuant to the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this Prospectus shall be deemed to be incorporated by reference in this Prospectus.

Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for the purposes of this Prospectus, to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purpose that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not constitute a part of this Prospectus, except as so modified or superseded.

GENERAL MATTERS

This Prospectus and the documents incorporated by reference contain company names, product names, trade names, trademarks and service marks of Neptune and other organizations, all of which are the property of their respective owners.

Market data and industry forecasts incorporated by reference into this Prospectus were obtained from various publications. Although we believe that these independent sources are generally reliable, the accuracy and completeness of such information is not guaranteed and has not been independently verified.

All references in this Prospectus to “dollars”, “CDN$” and “$” refer to Canadian dollars, and references to “US$” refer to United States dollars, unless otherwise expressly stated.

FORWARD-LOOKING STATEMENTS

This Prospectus and the documents incorporated by reference herein contain forward-looking information (the “FLI”) within the meaning of applicable Canadian securities legislation and the United States Private Securities Litigation Reform Act of 1995. The FLI relates, in particular, to our future operations, future financial position and revenues, projected costs, prospects, plans and objectives of management and our ability to retain key personnel.

Although the FLI is based upon what we believe are reasonable assumptions, no person should place undue reliance on such information since actual results may vary materially from the FLI. These assumptions, which may prove incorrect, include that the conditions associated with the successful development of new products and their marketing will be satisfied, that the conduct of our clinical studies and their results will be completed within the expected timeframe, that the meeting of development objectives set by Neptune in its license agreements with subsidiaries, Acasti Pharma Inc. and NeuroBioPharm Inc. will be achieved, that we will be able to secure additional financing as required to fund its ongoing operations and business plans and, generally, no adverse events or adverse situation (including those described under the heading “Risk Factors”) will occur to such an extent so as to have a material adverse effect on us.

In addition to being based upon a number of assumptions, the FLI is subject to a number of known and unknown risks, uncertainties and other factors, including those described under the heading “Risk Factors”, many of which are beyond our control, that could cause actual results and developments to differ materially from those that are disclosed in or implied by the FLI.

Consequently, all the FLI is qualified by this cautionary statement and there can be no guarantee that the results or developments that we anticipate will be realized or, even if substantially realized, that they will have the expected consequences or effects on our business, financial condition or results of operations. Accordingly, you should not place undue reliance on the FLI. Except as required by applicable law, we do not undertake to update or amend any FLI, whether as a result of new information, future events or otherwise.

BUSINESS OF THE CORPORATION

Our business is described in Section 2 “Description of Business” of our AIF, filed on May 30, 2011 on SEDAR and available at www.sedar.com.

RECENT EVENTS

NeuroBioPharm Inc. (“NeuroBio”), a subsidiary of Neptune, filed an amended and restated preliminary prospectus dated August 31, 2011 with the securities regulatory authorities in each of the provinces and territories of Canada to qualify the distribution (the “Secondary Offering”) of 4,000,000 units of NeuroBioPharm Inc. owned by Neptune to the holders of record of Neptune common shares as at the close of business ten (10) days after the final receipt such prospectus (the “Dividend Record Date”), such that each holder of record of Neptune common shares on the Dividend Record Date will receive one unit for each lot of approximately 12.25 Neptune common shares held. Each unit will consist of one class A common share of the NeuroBio (a “Class A Share”) and one third (1/3) of a Series 2011-1 warrant. Each full warrant entitles its holder to purchase one Class A Share at a price of $0.40, each warrant expiring on the occurrence of the earliest of the two following events: (i) fifteen (15) days after the listing of the Class A Shares on a recognized stock exchange; or (ii) on April 12, 2014.

Such prospectus was filed in connection with the spin-off of NeuroBio by Neptune, in order to enable NeuroBio to become a reporting issuer in Canada pursuant to applicable securities legislation in certain of the provinces and territories of Canada and to create a separate publicly traded company, the value of which will be directly related to its underlying core activities. The Secondary Offering will allow Neptune’s shareholders (the “Shareholders”) to participate in the future potential value of NeuroBio as a "pure play" investment.

In addition, as described in the material change report of Neptune dated September 22, 2011, Neptune entered into a MOU with SKFC to form a 50/50 joint venture, Neptune-SKFC Biotechnology, that will manufacture and commercialize Neptune’s krill products in Asia. The initial cost of the project is expected to reach up to US$30 million (to be financed by Chinese banks and the parties to the joint venture) and includes the construction of a state-of-the-art production facility  in China using Neptune Proprietory Technology, to develop a commercial distribution network for Asia. According to the MOU, Neptune will licence the right to its Proprietary Technology to Neptune-SKFC Biotechnology in return for an up front payment and subsequent royalty payments. The MOU is subject to the approval by the board of each party as well as by Chinese regulators.

CONSOLIDATED CAPITALIZATION

Other than as set out below, there have been no material changes in our share or loan capital on a consolidated basis since February 28, 2011. There are currently 49,446,937 common shares outstanding on the TSXV and on the NASDAQ (excluding any common shares issuable on exercise of the warrants) and 1,728,684 common share purchase warrants outstanding.

Pursuant to a private placement of 5,785,057 of our common shares, 680,556 U.S. warrants and 765,709 Canadian warrants, completed between May 3rd and May 13th 2011, the Corporation realized gross proceeds of USD$6,125,000 and CDN$6,585,095. During the month of May 2011, 67,500 common shares were also issued for aggregate proceeds of CDN$173,000 following the exercise of stock options.

During the month of June 2011, Neptune issued 715,407 common shares at a price of CDN$2.60 per share for gross proceeds of CDN$1,860,058 (of which 550,000 representing gross proceeds of $1,430,000 were exercised by officers and directors) and 25,000 common shares at a price of CDN$2.50 per share for gross proceeds of CDN$62,500.

During the month of July 2011, Neptune issued 88,500 common shares at prices ranging from CDN$1.50 to CDN$2.50 for gross proceeds of CDN$188,750. These common shares were issued following the exercise of stock options and warrants.

During the month of August 2011, Neptune issued 313,000 common shares at prices of CDN$2.50 for gross proceeds of CDN$782,500. These common shares were issued following the exercise of stock options and warrants.

USE OF PROCEEDS

This Prospectus relates to the Registrable Securities that may be offered and sold from time to time by the Selling Securityholders who will receive all of the proceeds from any sale of the Registrable Securities. We will not receive any of the proceeds from any sales of the Registrable Securities by the Selling Securityholders. However, we will pay the registration expenses, which we estimate to be approximately $85,000.

Neptune is using the net proceeds of the private placement completed between May 3rd 2011 and May 13th 2011 to support the commercialization of its products and to fund its production capacity expansion, as well as to support its R&D program, increase its working capital and to accelerate the R&D programs of its subsidiaries, Acasti Pharma Inc. and NeuroBio.

LISTING

The common shares offered hereby and the common shares to be issued upon exercise of the warrants have been approved for listing on the TSXV and the Nasdaq.

DESCRIPTION OF SECURITIES BEING QUALIFIED

Common Shares

Each holder of common shares is entitled to:

(i)	vote at all shareholder meetings on the basis of one vote per share;

(ii)

subject to the prior rights of the holders of preferred shares ranking prior to the common shares as to dividends, receive dividends, as and when declared by the board of directors from funds duly available for the payment of dividends; and

(iii)

in the event of a liquidation, dissolution or winding-up of the Corporation, to receive, after payment by the Corporation to the holders of preferred shares ranking prior to the common shares with respect to the distribution of the Corporation’s assets in the case of winding-up or dissolution, the remainder of the property of the Corporation on a pro rata basis, with neither preference nor distinction.

US Warrants

The following summary of certain provisions of the warrant indenture dated April 27, 2011, between Neptune and Computershare Trust Company of Canada, as Warrant Agent (the “Warrant Indenture”) does not purport to be complete and must be read in conjunction with the Warrant Indenture available on SEDAR at www.sedar.com. For purposes of this section only, terms used but not defined herein shall have the meaning set forth in the Warrant Indenture.

Each U.S. warrant allows its holder, upon payment of an exercise price of US$2.75, to acquire one (1) common share until 4:00 p.m. (Montréal time) on October 27, 2012, after which time the US warrants will expire and become null and void. The US warrants are governed by and shall be performed, construed and enforced in accordance with the laws of the Province of Quebec.

The Warrant Indenture provides for adjustment in the exercise price or number of common shares issuable upon the exercise of the US warrants upon the occurrence of certain events to protect warrant holders from dilution.

No fractional common shares are issuable upon the exercise of any US warrants. Neptune will not pay any amount in cash or other consideration in lieu of fractional common shares. Holders of US warrants do not, by virtue of holding such warrants, have any rights as shareholders of the Corporation. The US warrants are not listed on a recognized exchange and there may not be any market for the US warrants.

The rights of warrant holders may be modified. For that purpose, among others, the Warrant Indenture contains certain provisions that make resolutions passed at meetings of the warrant holders binding on all warrant holders, provided there are present in person or by proxy registered warrant holders holding at least 25% of the aggregate number of common shares that could be acquired under such warrants, by votes cast thereat by holders of no less than 75% of the warrants represented and voted at any such meeting, or rendered by instruments in writing signed by the holders of no less than 75% of the warrants then outstanding. Notwithstanding the foregoing, the Corporation and the Warrant Agent are entitled, without the consent of the holders of warrants, to amend or supplement the Warrant Indenture for certain purposes, including curing defects or inconsistencies and making modifications that, in the opinion of the Warrant Agent, would not be prejudicial to the interests of the holders of warrants.

SELLING SECURITYHOLDERS

This Prospectus may be used by the Selling Securityholders in connection with resales of the Registrable Securities in the United States, from time to time, during the period that this Prospectus, including any amendments thereto, remains valid. The Selling Securityholders may be deemed to be underwriters in connection with the Registrable Securities they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the U.S. Securities Act of 1933, as amended (the “Securities Act”). The Selling Securityholders will receive all the proceeds from their sale of Registrable Securities.

When we refer to the “Selling Securityholders” in this Prospectus, we mean the persons listed in the table below and any successors, including transferees thereof. We have prepared this table based on the information provided to us by the Selling Securityholders. The Selling Securityholders initially acquired the common shares and warrants issued as of April 27, 2011 and which were part of the offering from the Corporation in a private placement transaction completed in May 2011, pursuant to which units comprised of one common share and one quarter of one common share purchase warrant were issued at a price of US$2.25 per unit, to the Selling Securityholders indicated below.

We do not know when or in what amounts the Selling Securityholders may offer securities for sale, if at all. It is possible that the Selling Securityholders will not sell any or all of the securities offered under this Prospectus. Because the Selling Securityholders may offer all or some of the securities pursuant to this Prospectus, we cannot estimate the number of securities that will be held by the Selling Securityholders after the completion of this offering. Solely for purposes of the table below, we have assumed that the Selling Securityholders will sell all of the securities held by them and therefore would hold no securities following the offering and hold zero percentage of the securities following the offering. Except as otherwise indicated, all the Selling Securityholders listed below are owners of the securities both beneficially and of record.

Name	Common Shares Owned Prior to the Offering	U.S. Warrants Owned Prior to the Offering	Maximum Common Shares Being Offered Hereby	Maximum U.S. Warrants Being Offered Hereby	Common Shares Owned After the Offering(1)		U.S. Warrants Owned After the Offering (1)
					Number	Percent	Number	Percent
Perceptive Life Sciences
Master Fund LTD	2,000,000	500,000	2,000,000	500,000	-	0%	-	0%
Empery Asset Master,	111,111	27,778	111,111	27,778	-	0%	-	0%
LTD
Hartz Capital
Investments, LLC	111,111	27,778	111,111	27,778	-	0%	-	0%
Iroquois Master Fund	166,667	41,667	166,667	41,667	-	0%	-	0%
Ltd.
ProMed Partners L.P.	100,000	25,000	100,000	25,000	-	0%	-	0%
Kingsbrook
Opportunities Master	100,000	25,000	100,000	25,000	-	0%	-	0%
Fund, LP
Seamark Fund, L.P	88,889	22,222	88,889	22,222	-	0%	-	0%
Cranshire Capital LP	44,444	11,111	44,444	11,111	-	0%	-	0%

(1)	For purposes of this table only, we have assumed that the Selling Securityholders will sell all of their shares of the securities offered pursuant to this Prospectus.

PLAN OF DISTRIBUTION

The Selling Securityholders may sell the securities directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders or the purchasers of the securities. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved. The registration of the securities does not necessarily mean that any of the securities will be offered or sold by the Selling Securityholders.

We will not receive any proceeds from the issuance of the securities or from the sale of such securities by the Selling Securityholders, but we have agreed to pay certain registration expenses, which we estimate to be approximately $85,000.

The securities may be sold in one or more transactions at fixed prices, prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve cross or block transactions:

  on any securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, including, as of the date of this Prospectus, the TSXV and the Nasdaq, in the case of our common shares;

  in the over-the-counter market; or

  in transactions other than on these exchanges or services or in the over-the-counter market.

In addition, any securities that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

In connection with the sale of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of our common shares in the course of hedging the positions they assume. The Selling Securityholders may also sell short the common shares and deliver common shares to close out short positions.

In offering the securities covered by this Prospectus, the Selling Securityholders and any broker-dealers who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. Any profits realized by the Selling Securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Selling Securityholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b–5 under the Exchange Act.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Corporation is filing this Prospectus, as required by the subscription agreements entered into with the Selling Securityholders at the time of their subscription for the Registrable Securities, to register the resale, from time to time, of the Registrable Securities until such time as all the Common Shares and the US Warrants can be sold without restriction pursuant to Rule 144 under the U.S. Securities Act. This Prospectus does not qualify the issuance of our common shares upon exercise of the US Warrants. The US Warrants may not be exercised in the United States unless an exemption from the registration requirements of the Securities Act is available in respect of such exercise.

Under applicable Canadian securities laws, the Selling Securityholders may, subject to certain exceptions, sell the Registrable Securities in Canada without the requirement to file a prospectus and, accordingly, this prospectus does not qualify the resale of the Registrable Securities by the Selling Securityholders under applicable Canadian securities laws. The Registrable Securities may be sold by the Selling Securityholders in Canada by private agreement, through the facilities of a stock exchange, or otherwise at such prices and upon such terms and conditions to which the Selling Securityholders may agree in connection with such sales. The Selling Securityholders may purchase or sell securities of the Corporation in Canada by private agreement, through the facilities of a stock exchange or otherwise and at such prices and upon such terms and conditions to which they may agree in connection with such transactions and may, directly or indirectly, engage in hedging, short selling or market-making activities with respect to the securities of the Corporation in Canada to the extent permitted by applicable law.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities pursuant to this Prospectus and to the activities of the Selling Securityholders. In addition, we will make copies of this Prospectus and any prospectus supplement available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the Nasdaq pursuant to Rule 153 under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will set forth the number and type of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

PRIOR SALES

In the 12 months preceding the date hereof, we issued the following common shares and granted the following common share purchase warrants and stock options under our stock option plan:

Date of Issuance	Number of Common Shares Issued	Issue Price per Common Share
October 13, 2010	1,430,540	$1.85
October 27, 2010	110,163	$1.25
November 19, 2010	40,861	$1.25
November 29, 2010	286,565	$1.25
January 1, 2011	450,000	$1.25
April 27, 2011	2,722,222	US$2.25
April 27, 2011	2,365,160	$2.15
May 13, 2011	697,675	$2.15
May 24, 2011	22,500	$2.60
May 30, 2011	20,000	$2.60
May 30, 2011	25,000	$2.50
June 8, 2011	25,000	$2.60
June 9, 2011	690,407	$2.60
June 21, 2011	25,000	$2.50

July, 06, 2011	5,000	$1.50
July, 06, 2011	6,000	$2.50
July 18, 2011	15,000	$1.50
July 22, 2011	20,000	$2.50
July 26, 2011	15,000	$2.50
July 28, 2011	15,000	$2.50
July 29, 2011	12,500	$1.50
August 3, 2011	15,000	$2.50
August 4, 2011	15,000	$2.50
August 5, 2011	25,000	$2.50
August 15, 2011	4,000	$2.50
August 17, 2011	26,500	$2.50
August 18, 2011	17,500	$2.50
August 19, 2011	210,000	$2.50

Date of Grant	Number of Common Shares Purchase Warrants Granted	Exercise Price per Warrant
October 15, 2010	27,027	$2.15
October 15, 2010	27,250	$2.50
April 26, 2011	680,556	US$2.75
April 26, 2011	591,290	$2.65
May 13, 2011	174,419	$2.65

Date of Grant	Number of Stock Options Granted	Exercise Price per Stock Option
July 13, 2010	790,000	$1.50
August 1, 2010	50,000	$1.50
August 26, 2010	150,000	$1.50
September 15, 2010	50,000	$2.00
October 13, 2010	20,000	$2.50
February 1, 2011	25,000	$2.25
February 28, 2011	1,190,000	$2.50
March 15, 2011	25,000	$2.50
April 12, 2011	90,000	$2.50
April 26, 2011	10,000	$3.50
June 27, 2011	45,000	$3.75
July 11, 2011	25,000	$3.75
July 18, 2011	5,000	$4.00
August 10, 2011	50,000	$4.00
September 16, 2011	150,000	$3.50

TRADING PRICE AND VOLUME

Our common shares are listed and posted for trading on the TSXV under the symbol “NTB” and on the Nasdaq under the symbol “NEPT”. The following table sets forth information relating to the trading of the common shares on the TSXV and the Nasdaq for the months indicated:

Period	TSXV (CDN$)			Nasdaq (US$)
Month	High	Low	Volume	High	Low	Volume
			(Daily Average)			(Daily Average)
July 2010	1.47	1.02	31,700	1.43	0.91	10,600
August 2010	1.44	1.16	19,800	1.42	1.09	5,500
September 2010	2.20	1.30	57,000	2.12	1.23	30,500
October 2010	2.20	1.92	40,600	2.16	1.81	27,500
November 2010	2.41	1.92	71,000	2.27	1.80	37,300
December 2010	2.45	2.08	31,800	3.10	2.11	30,400
January 2011	2.60	2.01	330,000	2.80	2.01	31,400
February 2011	2.65	2.05	126,500	2.68	2.02	32,800
March 2011	2.46	2.07	38,300	2.55	2.08	28,900
April 2011	3.77	2.05	180,600	3.95	2.11	276,900
May 2011	4.13	2.70	119,600	4.27	2.61	188,800
June 2011	3.85	2.95	89,300	4.00	3.02	179,900
July 2011	4.25	3.55	96,700	4.62	3.73	153,700
August 2011	4.46	3.00	145,800	4.66	3.06	175,400
From September
1st to 21st 2011	3.74	3.00	76,500	3.78	3.00	87,500

RISK FACTORS

Investing in the securities involves significant risks and must be considered speculative due to the nature of our business. Prospective investors should carefully consider the information included or incorporated by reference in this Prospectus before investing. Additional risks and uncertainties not presently known to us or that the we currently deem immaterial may also impair our business operations. If any such risk actually exists, our business, financial condition, liquidity and operating results could be materially harmed.

Risks related to our business and industry

The risks related to our business are described in paragraph 3.1 (Risks related to Neptune’s business) of the AIF filed by the Corporation on May 30, 2011 on SEDAR, available at www.sedar.com and incorporated herein by reference.

The risks related to our industry are described in paragraph 3.2 (Risks related to Neptune’s Industry) of the AIF filed by the Corporation on May 30, 2011 on SEDAR, available at www.sedar.com and incorporated herein by reference.

Risks related to the offering

There is currently no trading market for the warrants

The Warrants have no established trading market. The Corporation does not intend to list the warrants on any exchange and no assurance can be given that an active or liquid trading market for the warrants will develop or be sustained. If an active or liquid market for the warrants fails to develop or be sustained, the prices at which the warrants trade may be adversely affected. The ability of a holder to dispose of its holding of warrants may be limited.

Future price of common shares

The market price of the common shares could decline as a result of future issuances by us or sales by our existing holders of common shares, or the perception that these sales could occur. Sales by shareholders might also make it more difficult for us to sell equity securities at a time and price that we deem appropriate, which could reduce our ability to raise capital and have an adverse effect on our business.

Liquidity

There is no public market for the warrants. Holders may therefore not be able to resell the warrants, which could affect their price on the secondary market, the transparency and availability of their price, their liquidity and the extent of our regulatory obligations. In addition, there may not continue to be an active liquid market for the common shares. There are no guarantees that the common shares will be actively traded on the TSXV or Nasdaq. Holders may not be able to sell their common shares quickly or at the most current price if the common shares are not actively traded.

Dividends

We have never declared or paid dividends on our common shares and currently intend to retain our future earnings, if any, to finance further research and development and expansion. As a result, the return on an investment in our common shares will depend upon any future appreciation in value. There is no guarantee that the common shares will appreciate in value or even maintain their current price. In addition, the terms of any future debt or credit facility may preclude us from paying dividends.

U.S. investors may be unable to enforce certain judgments

Neptune is a corporation existing under the Business Corporations Act (Québec). A number of the Corporation’s directors and officers are residents of Canada or other jurisdictions outside of the United States, and a significant portion of the Corporation’s assets are located outside the United States. As a result, it may be difficult for you to effect service within the United States upon the Corporation or upon such directors and officers. Execution by United States courts of any judgment obtained against the Corporation or any of the Corporation’s directors or officers in United States courts may be limited to the assets of such corporations or such persons, as the case may be, located in the United States. It may also be difficult for holders of securities who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon civil liability and the civil liability of the Corporation’s directors and executive officers under the United States federal securities laws. The Corporation has been advised that a judgment of a U.S. court predicated solely upon civil liability under U.S. federal securities laws or the securities or “blue sky” laws of any state within the United States, would likely be enforceable in Canada if the United States court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. However, there may be doubt as to the enforceability in Canada against these non-U.S. entities or their controlling persons, directors and officers who are not residents of the United States, in original actions or in actions for enforcement of judgments of courts of the United States, of liabilities predicated solely upon U.S. federal or state securities laws.

LEGAL MATTERS

Certain legal matters relating to the securities offered by this short form base shelf prospectus will be passed upon on our behalf by Boivin Desbiens Senécal, GP, our Canadian counsel, and Paul, Weiss, Rifkind, Wharton & Garrison LLP, our U.S. counsel. As of the date hereof, to the best of our knowledge, the lawyers of each of Boivin Desbiens Senécal, GP and Paul, Weiss, Rifkind, Wharton & Garrison LLP, directly or indirectly, in the aggregate, own less than one percent of our outstanding securities.

INDEPENDENT AUDITORS

Our auditors are KPMG LLP, Chartered Accountants, whose offices are located at 1500-600, de Maisonneuve Boulevard West ,Montréal, Québec, Canada H3A 0A3 and are independent of Neptune within the rules of the Code of Ethics of l’Ordre des comptables agréés du Québec.

TRANSFER AGENT AND REGISTRAR

Our transfer agent and registrar for the common shares is Computershare Investor Services Inc. at its offices in Montreal and Toronto, and our warrant agent for the warrants is Computershare Trust Company of Canada at its offices in Montreal and Toronto.

EXEMPTIONS FROM REGULATORY REQUIREMENTS

Pursuant to a decision of the AMF dated September 7, 2011, the Corporation was granted permanent relief from the requirement to prepare a French-language version of this Prospectus and any document incorporated by reference to which it refers.

The Corporation also filed an exemption application from the following requirements:

a.

The requirement to include a summary of statutory rights of withdrawal and rescission, the whole in accordance with Item 20 of Form 44-101F1 – Short Form of Regulation 44-101, since this Prospectus will not qualify a distribution of securities in Canada;

b.

The requirement to include the statements required by Subsections 5.5(3) and (5) of Regulation 44-102 in connection with the preparation and delivery of prospectus supplements to this shelf base prospectus; and

c.

The requirement to file a submission to jurisdiction and appointment of agent for service of process of each Selling Securityholder required by Subsection 4.1. (vi) of Regulation 44-101, since this Prospectus does not qualify for the distribution of securities in Canada.

The foregoing relief would be evidenced by the issuance of a receipt for the final prospectus in accordance with Section 8.2 of Regulation 44-101 and Section 11.2 of Regulation 44-102, as the case may be.

LIST OF DOCUMENTS FILED WITH THE SEC

The following documents have been filed with the SEC as part of the Registration Statement of which this Prospectus forms a part: the documents referred to above under the heading “Documents Incorporated By Reference”; report of the independent auditors; United States GAAP reconciliation for the years ended February 28, 2011 and 2010; consents of the independent auditors and Boivin Desbiens Senécal GP, powers of attorney and the Warrant Indenture.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED
 TO OFFEREES OR PURCHASERS

Under the Business Corporations Act (Québec) (the “BCA”), a corporation must indemnify a director or officer of the corporation, a former director or officer of the corporation or any other person who acts or acted at the corporation's request as a director or officer of another group, against all costs, charges and expenses reasonably incurred in the exercise of their functions, including an amount paid to settle an action or satisfy a judgment, or arising from any investigative or other proceeding in which the person is involved if (1) the person acted with honesty and loyalty in the interest of the corporation or, as the case may be, in the interest of the other group for which the person acted as director or officer or in a similar capacity at the corporation's request; and (2) in the case of a proceeding that is enforced by a monetary penalty, the person had reasonable grounds for believing that his or her conduct was lawful. The corporation must also advance moneys to such a person for the costs, charges and expenses of a proceeding referred to above. In the event that a court or any other competent authority judges that the conditions set out in (1) and (2) are not fulfilled, the corporation may not indemnify the person and the person must repay to the corporation any moneys advanced for such purposes. Furthermore, the corporation may not indemnify such person if the court determines that the person has committed an intentional or gross fault. In such a case, the person must repay to the corporation any moneys advanced. A corporation may also, with the approval of the court, in respect of an action by or on behalf of the corporation or other group as referred to above, against such a person, advance the necessary moneys to the person or indemnify the person against all costs, charges and expenses reasonably incurred by the person in connection with the action, if the person fulfills the conditions set out in this paragraph.

In accordance with and subject to the BCA, the by-laws of the Registrant provide that the Registrant shall indemnify a director or officer of the Registrant, a former director or officer of the Registrant, or a person who acts or acted at the Registrant’s request as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor, and his or her heirs and legal representatives, to the extent permitted by the BCA, as set forth above.

The Registrant maintains directors’ and officers’ liability insurance which insures the directors and officers of the Registrant and its subsidiaries against certain losses resulting from any wrongful act committed in their official capacities for which they become obligated to pay, to the extent permitted by applicable law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the U.S. Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

II-1

EXHIBITS

Exhibit	Description

4.1	Annual Information Form for the fiscal year ended February 28, 2011 (incorporated by reference to exhibit 99.1 to the Registrant’s Annual Report on Form 40-F filed with the Commission on May 31, 2011)
4.2	Audited Consolidated Financial Statements of the Registrant as of February 28, 2011 and 2010 and for the years ended February 28, 2011 and 2010 (incorporated by reference to exhibit 99.2 to the Registrant’s Annual Report on Form 40-F filed with the Commission on May 31, 2011)
4.3	Report of Independent Registered Public Accounting Firm (incorporated by reference to exhibit 99.3 to the Registrant’s Annual Report on Form 40-F filed with the Commission on May 31, 2011)
4.4	Reconciliation to United States Generally Accepted Accounting Principles of the Registrant for the years ended February 28, 2011 and 2010 (incorporated by reference to exhibit 99.4 to the Registrant’s Annual Report on Form 40-F filed with the Commission on May 31, 2011)
4.5	Management Analysis of the Financial Situation and Operating Results – Management Discussion and Analysis for the fiscal year ended February 28, 2011 (incorporated by reference to the Registrant’s Annual Report on Form 40-F filed with the Commission on May 31, 2011)
4.6	Unaudited Interim Consolidated Financial Statements of the Registrant as of May 31, 2011 and for the three month periods ended May 31, 2011 and 2010 and as of March 1, 2010, with the exception of the notice on the page preceding page 1 of such financial statements (incorporated by reference to exhibit 99.1 to the Registrant’s Form 6-K filed with the Commission on August 16, 2011)
4.7	Management Analysis of the Financial Situation and Operating Results – Management Discussion and Analysis for the three month period ended May 31, 2011 (incorporated by reference to exhibit 99.2 to the Registrant’s Form 6-K filed with the Commission on August 16, 2011)
4.8	Management Proxy Circular prepared in connection with the Registrant’s Annual and Special Meeting of Shareholders to be held on June 22, 2011 (incorporated by reference to the Registrant’s Form 6-K filed with the Commission on May 31, 2011)
4.9	Material Change Report of the Registrant dated May 13, 2011
4.10	Material Change Report of the Registrant dated April 4, 2011
4.11	Material Change Report of the Registrant dated September 22, 2011
5.1	Consent of KPMG LLP
5.2	Consent of Boivin Desbiens Senécal, GP
6.1	Powers of Attorney (included on the signature pages of this Registration Statement on Form F-10)
7.1	Warrant Indenture, dated as of April 27, 2011.

II-2

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process

Concurrently with the filing of this Registration Statement on Form F-10, the Registrant filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

Any change to the name or address of the agent for service of process of the Registrant shall be communicated promptly to the Commission by amendment to Form F-X, referencing the file number of this Registration Statement on Form F-10.

III-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Laval, Province of Quebec, Canada, on the 22nd day of September, 2011.

NEPTUNE TECHNOLOGIES & BIORESSOURCES INC.

By: /s/ André Godin
Name: André Godin
Title: Chief Financial Officer

III-2

POWERS OF ATTORNEY

Each person whose signature appears below constitutes and appoints Henri Harland and André Godin, or either of them, his true and lawful attorneys-in-fact and agents, each of whom may act alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents and in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all his said attorneys-in-fact and agents or any of them or his substitute or substitutes may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the dates indicated.

Signature	Capacity
/s/ Henri Harland	President and Chief Executive Officer and Director	September 22, 2011
Henri Harland	(Principal Executive Officer)

/s/ André Godin	Chief Financial Officer (Principal Financial Officer	September 22, 2011
André Godin	and Principal Accounting Officer)

/s/ Ronald Denis	Director and Chairman of the Board	September 22, 2011
Ronald Denis

Director
Daniel Perry

/s/ Jean-Claude Debard	Director	September 22, 2011
Jean-Claude Debard

/s/ Michel Chartrand	Director	September 22, 2011
Michel Chartrand

/s/ Anthony Holler	Director	September 22, 2011
Anthony Holler

III-3

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, in the capacity of the duly authorized representative of the Registrant in the United States, on September 22, 2011.

NEPTUNE TECHNOLOGIES & BIORESSOURCES USA INC.

By:	/s/ Henri Harland_______________________
Name: Henri Harland
Title: President and Chief Executive Officer

III-4

EXHIBITS

Exhibit	Description

4.1	Annual Information Form for the fiscal year ended February 28, 2011 (incorporated by reference to exhibit 99.1 to the Registrant’s Annual Report on Form 40-F filed with the Commission on May 31, 2011)
4.2	Audited Consolidated Financial Statements of the Registrant as of February 28, 2011 and 2010 and for the years ended February 28, 2011 and 2010 (incorporated by reference to exhibit 99.2 to the Registrant’s Annual Report on Form 40-F filed with the Commission on May 31, 2011)
4.3	Report of Independent Registered Public Accounting Firm (incorporated by reference to exhibit 99.3 to the Registrant’s Annual Report on Form 40-F filed with the Commission on May 31, 2011)
4.4	Reconciliation to United States Generally Accepted Accounting Principles of the Registrant for the years ended February 28, 2011 and 2010 (incorporated by reference to exhibit 99.4 to the Registrant’s Annual Report on Form 40-F filed with the Commission on May 31, 2011)
4.5	Management Analysis of the Financial Situation and Operating Results – Management Discussion and Analysis for the fiscal year ended February 28, 2011 (incorporated by reference to the Registrant’s Annual Report on Form 40-F filed with the Commission on May 31, 2011)
4.6	Unaudited Interim Consolidated Financial Statements of the Registrant as of May 31, 2011 and for the three month periods ended May 31, 2011 and 2010 and as of March 1, 2010, with the exception of the notice on the page preceding page 1 of such financial statements (incorporated by reference to exhibit 99.1 to the Registrant’s Form 6-K filed with the Commission on August 16, 2011)
4.7	Management Analysis of the Financial Situation and Operating Results – Management Discussion and Analysis for the three month period ended May 31, 2011 (incorporated by reference to exhibit 99.2 to the Registrant’s Form 6-K filed with the Commission on August 16, 2011)
4.8	Management Proxy Circular prepared in connection with the Registrant’s Annual and Special Meeting of Shareholders to be held on June 22, 2011 (incorporated by reference to the Registrant’s Form 6-K filed with the Commission on May 31, 2011)
4.9	Material Change Report of the Registrant dated May 13, 2011
4.10	Material Change Report of the Registrant dated April 4, 2011
4.11	Material Change Report of the Registrant dated September 22, 2011
5.1	Consent of KPMG LLP
5.2	Consent of Boivin Desbiens Senécal, GP
6.1	Powers of Attorney (included on the signature pages of this Registration Statement on Form F-10)
7.1	Warrant Indenture, dated as of April 27, 2011.